Item 77M - DWS Advisor Funds - NY Tax
Free Money Fund

Registrant incorporates by reference its
Registration Statement on Form N-14/A filed on
October 13, 2006 (Accession No. 0001193125-
06-207711).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Tax-
Exempt New York Money Market Fund ("Tax-
Exempt NY Fund") was held on February 7,
2007. The following matter was voted upon by the shareholders of said trust (the resulting votes are presented below):

1. Approving an Agreement and Plan of
Reorganization and the transactions it
contemplates, including the transfer of all of the assets of Tax-Exempt NY Fund to NY Tax Free
Money Fund ("NY Tax Free Fund" and
formerly NY Tax Free Money Fund
Investment), in exchange for newly created Tax-
Exempt New York Money Market Fund
("TENY") class shares of NY Tax Free Fund and the assumption by NY Tax Free Fund of the liabilities of Tax-Exempt NY Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Tax-Exempt NY Fund in complete liquidation and termination of Tax-
Exempt NY Fund.

For
Against
Abstain
18,124,145.810
662,622.230
235,527.180




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